EMPLOYMENT AGREEMENT

1.
NewAmsterdam Pharma Company N.V., a public limited company organised under the laws of the Netherlands, having its corporate seat at Naarden, registered with the Chamber of Commerce under number 86649051, hereinafter referred to as the "Employer";

and

2.
Ms L. (Louise) Kooij, holder of a passport of the Netherlands with Number [***], residing at [***], hereinafter referred to as the "Employee".

The Employer and the Employee will hereinafter also be referred to jointly as the "Parties" and each separately as the "Party".

WHEREAS

A.
As of 1 November 2022, the Employee was employed by the Employer in the position of Chief Financial Officer (CFO) until 19 October 2023, Employee was then employed as Chief Accounting Officer (CAO) under an employment agreement dated 18 November 2022 (the "Original Employment Agreement");
B.
The Parties wish to agree in writing on the amended and restated terms and conditions of employment effective as per 1 July 2025 which are set out in this agreement, hereinafter referred to as the "Employment Agreement";

HEREBY AGREE AS FOLLOWS

1.
Duration of the Employment Agreement
1.1.
The Employee has been employed by the Employer in the position of CFO under the Original Employment Agreement with effect from 1 November 2022 until 19 October 2023 where Employee mutually agreed to accept the CAO position.

1.2.
The Employment Agreement is entered into for an indefinite period of time.

1.3.
Both Parties shall be entitled to terminate the Employment Agreement by giving notice in writing equal to the statutory notice period, such termination to be effective on the first day after the end of this period. The statutory notice period is one (1) month for the Employee. For the Employer the statutory notice period depends on the duration of the employment relationship:

o
one (1) month, if the employment has lasted for five (5) years or less;
o
two (2) months, if the employment has lasted between five (5) and ten (10) years;
o
three (3) months, if the employment has lasted between ten (10) and fifteen (15) years; and
o
four (4) months, if the employment has lasted for more than fifteen (15) years.

2.
Job performance
2.1.
The Employee shall continue to perform her job as CAO as agreed between the Parties to the best of her ability and in accordance with the norms and procedures of the Employer's group as amended from time to time.
2.2.
The Employee's duties include all work normally associated with her job title and any specific duties which are assigned to her from time to time or contained in the job description. Furthermore, the Employee shall also carry out other activities if, in the opinion of the Employer, the Employer's business so requires.

2.3.
The Employee shall perform her activities at the Employer's offices or such other place as mutually agreed by Employer and Employee.
2.4.
The Employee's regular working hours shall be forty (40) hours per week. If the Employer deems this necessary, the Employee shall be required to work overtime.
2.5.
There will be no separate remuneration for overtime work.
2.6.
If the Employee carries out activities on behalf of enterprises affiliated with the Employer, payment for these activities shall be considered to be included in the Employee's salary as set out in article 3.
2.7.
The Employee agrees to go on business trips (both within the Netherlands as abroad) when the Employer deems this required for the proper performance of the Employee's duties.
3.
Salary and holiday allowance
3.1.
As of 1 January 2025, the Employee shall be entitled to an annual salary of EUR 400,192. Payment will be made by bank transfer to the Employee's bank account as specified by the Employee to the Employer.

3.2.
The Employee's holiday allowance is included in the salary as provided for in article 3.1.

4.
Short term incentive (STI) and Long term incentive (LTI)
4.1.
Each year the Employee may be granted an annual short-term incentive (such as a year-end cash bonus) ("STI"). The Employer shall have the discretion to decide whether to grant the STI, depending on the financial results of the Employer's business and the Employee's performance of her work in accordance with the parameters as agreed upon between the Employee and the Employer at the beginning of each financial year. The granting of an STI in one or more years shall not entitle the Employee to an STI in a subsequent year. As of 1 January 2023, the bonus target is set at 40% of the Employee's gross annual base salary.
4.2.
Taking into account the Employee's position and level within the Employer's business, the Employee is eligible to participate in the Employer's long-term incentive plan ("LTI"). Participation is subject to the terms, conditions and any eligibility requirements set out in the LTI as amended from time to time.
5.
Expenses and cell phone
5.1.
All reasonable and necessary expenses incurred by the Employee in the course of performing her work shall be reimbursed by the Employer upon submission of an itemised expense claim with receipts.

5.2.
The Employer shall provide the Employee with a monthly fixed compensation of EUR 100 net for mobile phone and Wi-Fi expenses.
6.
Holiday entitlement
6.1.
The Employee shall be entitled to twenty-five (25) days' holiday per year, consisting of 20 statutory holidays and 5 additional holidays.

6.2.
The Employer considers it important that the Employee fully uses her statutory holidays in order to recuperate. In principle, the Employee will take her statutory holidays prior to 1 July of the subsequent year in which the holidays were accrued. If the Employee fails to do so, those holidays will expire. There will be no payment in lieu of expired days in any circumstances.

6.3.
The Employee's additional holidays should be taken before the end of the calendar year in which they have been accrued. If the Employee fails to do so, these additional holidays will be paid out together with the first salary payment in the subsequent calendar year. As a result of hereof, the Employee first uses the additional holidays and subsequently the statutory holidays.

7.
Illness
7.1.
If the Employee is prevented from carrying out the Employee's work as a result of illness, save to the extent provided otherwise in the Dutch Civil Code, the Employee remains entitled to 100% of her salary as provided in article 3.1 in the first 52 weeks (first year) of illness and 70% in the subsequent 52 weeks (second year) of illness, as long as the Employment Agreement remains in effect.

7.2.
With regard to reporting illness and the illness itself, the Employee shall follow the instructions given, and which, in the future, may be given, in writing by the Employer.
8.
Pension

The Employer does operate a pension scheme.

9.
Tax / Social Security Liability for Benefits

If any remuneration, salary, entitlement or other benefit of the Employee under or in connection with this Employment Agreement, is subject to the levy of wage tax, income tax and/or social security premiums under the Dutch Payroll Tax Act 1964 (Wet op de loonbelasting 1964), Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) or any other applicable tax law in any jurisdiction and/or the social security laws, the relevant tax and social security premiums shall be borne by the Employee. The Employee shall permit the Employer, its affiliates or agents (as the case may be) to withhold or deduct from any payment of any kind due to the Employee under or in connection with this Employment Agreement, an amount equal to such taxes or social security premiums due and for which the Employer or its affiliate has an obligation to withhold and account.

10.
Ancillary Activities
10.1.
The Employee may not perform any ancillary activities, paid or unpaid, in whatever form or manner, without the Employer's prior written permission. In principle, the Employer will grant such permission unless the Employer has an objective reason to refuse it, such as the health and safety of the Employee, the protection of confidentiality of business information, the prevention of conflicts of interest, the protection of the Employer's good name and reputation or other objective reasons.

10.2.
Before commencing any ancillary activities, the Employee is obliged to inform the Employer in writing of the scope (working hours), duration and nature of such envisaged activities and further details (e.g. the name of the employer). The envisaged commencement date of the planned other work must be promptly and timely notified to the Employer in advance so that the Employer can decide whether it will grant its consent.

10.3.
Even once the Employer has consented to the ancillary activities, the Employee is obliged to inform the Employer of the content and of the ancillary activities at any time on the Employer's request.

11.
Employer's Property
11.1.
All items, including written documents, computer files and data carriers, obtained by the Employee from or on behalf of the Employer or an enterprise affiliated with the Employer during the period that the

Employment Agreement is in effect, are and shall remain the property of the Employer or the affiliated enterprise, respectively.
11.2.
The Employee shall return such items to the Employer at first request or, in the absence of such a request, no later than the day on which the Employment Agreement terminates, and the Employee shall not withhold any copy thereof or therefrom.
12.
Other restrictive covenants (Confidentiality and Assignment of Inventions Agreement)

Effective as per 1 November 2022, the Employee and the Employer have executed a Confidentiality and Assignment of Inventions Agreement (the “CAIA”), which CAIA contains certain non-competition, non-solicitation, non-disclosure and assignment of inventions provisions in favour of the Employer. The Employee agrees to continue to abide by the terms of the CAIA, which are hereby incorporated by reference into this Employment Agreement. The Employee acknowledges that the provisions of the CAIA will survive the termination of Employee's employment and the termination of the term for the periods set forth in the CAIA.

13.
Severance fee

Upon termination of the Employment Agreement by the Employer without Cause (as defined below), the Employee will be entitled to:

i.
receive a termination fee equal to twelve (12) gross monthly salaries based on the gross annual salary stated in clause 3.1,or such greater termination fee as is required by Dutch law.
ii.
any STI earned or otherwise payable (but for the termination of Employee’s employment) with respect to a calendar year ended prior to the termination of this Employment Agreement and a prorated STI for the calendar year of the termination of this Employment Agreement (the “Date of Termination”), calculated as the STI the Employee would have received in such year based on actual performance (as determined by the Employer in good faith) multiplied by a fraction, the numerator of which is the number of days during the calendar year up to the Date of Termination and the denominator of which is the total number of days during the calendar year up to the Date of Termination, which shall be paid at the time such, or similar, STIs are paid to other employees of the Company, or if earlier, by March 15 of the year following the year of the Date of Termination.

For purposes of this Employment Agreement, “Cause” shall mean any reasonable and good faith basis for the Employer to be dissatisfied due to:

a.
the Employee's indictment for any crime which (i) has, or could reasonably be expected to have, an adverse impact on the performance of the Employee's services to the Employer or (ii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Employer;
b.
the Employee having been the subject of any order, judicial or administrative, obtained or issued by any governmental or regulatory body for any violation of securities law involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information;
c.
the Employee's wilful violation of the Employer's code of business conduct and ethics, insider trading policy or other internal policies and regulations established by the Employer and/or any subsidiary, in each case to the extent applicable to the Employee;
d.
an urgent cause (in Dutch: dringende reden) within the meaning of section 7:677 jo. 7:678 Dutch Civil Code; or
e.
a reasonable ground within the meaning of section 7:669, subsections 3 e Dutch Civil Code relating to culpable conduct of the Employee.

For the avoidance of doubt, termination in relation to a merger, consolidation or sale of the Employer's business or the sale of shares or assets by the Employer, whether such termination is initiated by Employer or its successor or acquiror, shall not in itself be considered a termination for Cause.

14.
Qualifying change in control termination

In the event of a Qualifying Change in Control Termination, Employee will receive the severance payments and benefits described in article 13 above and, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement or equity plan (including the LTI), (A) all time-based stock options and other time-based equity awards of Employee shall accelerate and become fully exercisable or nonforfeitable as of the Date of Termination, and (B) the exercise period with respect to the Employee’s vested stock options shall extend until the earlier of (i) the original final expiration date for such vested stock options as provided in the applicable equity award documents, or (ii) the 24-month anniversary of the Date of Termination (or, if later, the date specified in the applicable equity award documents) (the “Extended Exercise Period”). The Employee is advised to consult the Employee’s tax advisor with respect to the tax implications of the Qualifying Change in Control Termination.

For purposes of this Employment Agreement, “Qualifying Change in Control Termination” shall mean, either (i) termination of Employee’s employment by the Employer without Cause, at the request of a party (other than the Employer) involved in a Change in Control, within three (3) months prior to the Change in Control (or, if longer, during the period from the date of the signing of the applicable transaction agreement(s) through the Change in Control), or (ii) Employee’s employment by the Employer ceases due to a termination by the Employer without Cause or a resignation by Employee for Good Reason during the twelve (12) month period following a Change in Control. In the event of a Qualifying Change in Control Termination under clause (i), the changes to Employee’s equity awards shall be effective as of the Change in Control, subject to the other terms and conditions herein.

For purposes of this Employment Agreement, “Change in Control” shall mean an event that constitutes a change in ownership or effective control of Employer or a change in the ownership of a substantial portion of the assets of Employer, in each case as determined by the Employer acting reasonably and in good faith.

For purposes of this Employment Agreement, “Good Reason” shall mean that the Employee has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Employee's prior written consent: (i) any material adverse change in the Employee's title or any material diminution in the Employee's authority or responsibilities taken as a whole; (ii) any material reduction of the Employee's base salary, other than pursuant to an across-the-board reduction in the compensation of all senior management of the Employer, provided that such reduction is proportionately equal among all such members of senior management; or (iii) any material breach by the Employer of its obligations under this Employment Agreement.

“Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Employer in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates her employment within 60 days after the end of the Good Reason Cure Period. If the Employer cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

15.
Amendments

In accordance with article 7:613 of the Dutch Civil Code, the Employer has the right to amend or supplement this Employment Agreement and everything that applies between the parties in its context, if the Employer has such a compelling interest that the Employee's interest must yield thereto on the basis of standards of reasonableness and fairness.

16.
Governing law
16.1.
This Employment Agreement is governed by and construed in accordance with the laws of the Netherlands, without giving effect to conflicts of law principles.
16.2.
Any dispute in connection with this Agreement shall finally be settled before the competent court of Amsterdam, the Netherlands.

17.
Final provisions
17.1.
Subject to article 15 of this Employment Agreement, no amendment and/or addition to this Employment Agreement shall have any force or effect unless it is in writing and signed by both Parties.
17.2.
There is no collective labour agreement applicable to this Employment Agreement.
17.3.
The applicable policies and schemes of the Employer, (including but not limited to the employee handbook which shall apply to the extent possible under Dutch law or if a Dutch employee handbook shall be declared applicable instead), form an integral part of this Employment Agreement, with the exception of those items and/or terms that the Parties have expressly agreed otherwise or deviated from in this Employment Agreement.

17.4.
This Employment Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relative to said subject matter. For the avoidance of doubt, this Employment Agreement entails the applicable terms applicable as per 1 January 2023 and shall not be deemed a termination of the Original Employment Agreement.

[Signature page follows]

Agreed on July 1, 2025.

on behalf of

NewAmsterdam Pharma Company N.V. represented by,
/s/ Maryellen McQuade Name: Maryellen McQuade Position: Chief People Officer

L. (Louise) Kooij
/s/ Louise Kooij …………………………………